Exhibit 99.2

MGT Capital Investments Regains NYSE MKT Listing Compliance

HARRISON, NY (December 10, 2012) MGT Capital Investments, Inc. (NYSE MKT: MGT) announced today receipt of a letter from NYSE Regulation dated December 6, 2012. In the letter, the Company was informed that based upon review of publicly available information, including MGT filings with the Securities and Exchange Commission, the Company has resolved the continued listing deficiency with respect to Sections 1003(a)(i), (ii) and (iii) of the NYSE MKT LLC Company Guide referenced in the Exchange’s letter dated June 8, 2011, as previously reported. As with the case for all listed issuers, the Company's continued listing eligibility will continue to be assessed on an on-going basis.

About MGT Capital Investments, Inc.

MGT and its subsidiaries are engaged in the business of acquiring and monetizing intellectual property rights. MGT Gaming, Inc., a majority-owned subsidiary, owns U. S. Patent No. 7,892,088 that relates to casino gaming systems. In November 2012, MGT Gaming filed a patent infringement suit against Caesars Entertainment Corporation (NASDAQ GS: CZR), MGM Resorts International, Inc. (NYSE: MGM), WMS Gaming - a subsidiary of WMS Industries, Inc. (NYSE: WMS), Penn National Gaming, Inc. (NASDAQ GS: PENN), and Aruze Gaming America, Inc.  In addition, the Company owns Medicsight, Inc., a medical technology company with patent ownership, as well as operations in imaging software and hardware devices. The company's computer-aided detection software assists radiologists with detection of colorectal polyps, and has received regulatory approvals including CE Mark and U. S. FDA clearance.

Forward looking statements

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." MGT's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Company contact:

MGT Capital Investments, Inc.

Robert Traversa, Chief Financial Officer

914-630-7431

rtraversa@mgtci.com

Investor contact for MGT Capital Investments, Inc.

The Del Mar Consulting Group, Inc.

Robert B. Prag, President, 858-794-9500

858-361-1786

bprag@delmarconsulting.com

or

Alex Partners, LLC

Scott Wilfong, President, 425-242-0891

scott@alexpartnersllc.com